Exhibit 99.1
FOR IMMEDIATE RELEASE
Wyndham Worldwide Completes a $600 Million Vacation Ownership
Receivables Securitization
PARSIPPANY, N.J. (May 23, 2007) – Wyndham Worldwide Corporation (NYSE:WYN) today announced that it has completed a term securitization transaction involving the issuance of $600 million of insured investment grade notes by Sierra Timeshare 2007-1 Receivables Funding, LLC, an indirect subsidiary of Wyndham Vacation Ownership. The notes are backed by vacation ownership receivables originated by subsidiaries of Wyndham Vacation Ownership.
Wyndham Worldwide expects to use the net proceeds of the transaction to repay outstanding financing obligations under its securitization program, for transaction costs and for general corporate purposes. The transaction is structured as an on-balance sheet financing.
The lead managers on the transaction were RBS Greenwich Capital and Credit Suisse.
The transaction was completed in reliance upon Rule 144A and Regulation S as a placement of securities not registered under the Securities Act of 1933, as amended, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.
About Wyndham Worldwide Corporation
As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business-to-business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through its premier portfolio of world-renowned brands. Wyndham Hotel Group encompasses almost 6,500 franchised hotels and over 539,000 hotel rooms worldwide. RCI Global Vacation Network offers its more than 3.4 million members access to over 60,000 vacation properties located in approximately 100 countries. Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network of approximately 150 vacation ownership resorts serving over 800,000 owners throughout North America, the Caribbean and the South Pacific. Wyndham Worldwide, headquartered in Parsippany, N.J., employs more than 30,000 employees globally.
For more information about Wyndham Worldwide, please visit the Company’s web site at www.wyndhamworldwide.com.
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Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to the use of proceeds from the securitization transaction. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, it undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investor contact:	Press contact:

Margo C. Happer	Betsy O’Rourke
Senior Vice President, Investor Relations	Senior Vice President, Marketing and Communications
Wyndham Worldwide Corporation	Wyndham Worldwide Corporation
(973) 753-6472	(973) 753-7422
Margo.Happer@wyndhamworldwide.com	Betsy.O’Rourke@wyndhamworldwide.com